Exhibit 32.1

CERTIFICATE

As required by 18 U.S.C. 1350, the undersigned certifies that this Report on Form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report on Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the issuer.

/s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
President and Director
(Principal Executive Officer)

Dated: November 6, 2014